Exhibit 99

Joint Filer Information

Name: Vulcan Energy Corporation

Address: 505 Fifth Avenue S., Suite 900, Seattle, WA 98104

Designated Filer:  Paul G. Allen

Issuer & Ticker Symbol:  Plains All American Pipeline LP [PAA]

Date of Event Requiring Statement:  02/24/2005

Signature:  	Vulcan Energy Corporation


By: 	/s/ David Capobianco
	----------------------
Name: 	David Capobianco
Title: 	Vice President